Exhibit 3.10.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: HLH, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

Article FIRST is deleted in its entirety and the following is hereby substituted therefor:

“FIRST: The name of the limited liability company is Horizon Logistics, LLC.”

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 28th day of August, A.D. 2007.

By:	/s/ Robert S. Zuckerman
Authorized Person(s)

Name:	Robert S. Zuckerman
Print or Type
Authorized Person